Exhibit 10

Executive Officers - Analysts International Corporation

Base Compensation Reductions

Executive Officer	2005 Base Salary	Percentage Reduction in Base Salary	New Base Salary
Michael J. LaVelle - Chief Executive Officer	$380,000	10%	$342,000
Jeffrey P. Baker - President	$380,000	10%	$342,000
John D. Bamberger - Chief Operating Officer	$380,000	10%	$342,000
David J. Steichen - Chief Financial Officer	$210,000	5%	$199,500
Colleen M. Davenport - Secretary & General Counsel	$210,000	5%	$199,500